Exhibit 4.11
STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT is made and entered into on this 17th day of August 2007, by and among DYNAMIC DECISIONS STRATEGIC OPPORTUNITIES, a Cayman Islands corporation (the “Seller”) and PURE EARTH, INC., a Delaware corporation (“PEI”) and any other party or parties that now or hereafter become a party to this Agreement by executing a Joinder Agreement in the form attached hereto as Exhibit A (each a “Joinder Party” and together with or in lieu of the Company, collectively the “Buyers”).
BACKGROUND
The Seller is the record and beneficial owners of 169,850 shares of the common stock of Pure Earth, Inc., acquired by the Seller in open market transactions (the “PEI Stock”). The Seller now desires to sell, transfer and assign the PEI Stock to the Buyers, and the Buyers desire to purchase and acquire the PEI Stock from the Seller in accordance with the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:
1. Sale of Stock.
(a) Subject to the terms and conditions contained in this Agreement, on the Closing Date (as defined in Section 4 hereof) Seller will sell, transfer, assign and deliver to the Buyers, in accordance with their respective Committed Amounts (defined below), the PEI Stock and the Buyers will, in accordance with their respective Committed Amounts, purchase and accept the PEI Stock from Seller.
(b) For purposes of this Agreement the term “Committed Amount” shall mean and refer to the number of shares of PEI Stock committed to be purchased by each Joinder Party, as set forth in such Joinder Party’s Joinder Agreement.
(c) For purposes of this Agreement, PEI“s Committed Amount shall be equal to the difference between 169,850 and the sum of the Committed Amounts of all Joinder Parties. In clarification of the foregoing, if the aggregate Committed Amounts of all Joinder Parties is 169,850 shares of PEI Stock, then the Committed Amount of PEI would be zero shares of PEI Stock.
2. Purchase Price. The purchase price per share of PEI Stock shall be Two Dollars and Thirty Five and One-Half Cents ($2.355). The aggregate purchase price for all of the PEI Stock shall be $399,996.75. In respect of each Buyer, such Buyer’s Committed Amount, multiplied by the per share purchase price referred to above shall be referred to herein with respect to such Buyer as the “Purchase Price”.
3. Manner of Payment. The Purchase Price will be paid by Delivery versus Payment. Seller’s broker (“Seller’s Broker”) for purposes of effecting the transactions contemplated hereunder and relevant contact information is as follows:
Claudio de Filippo
Morgan Stanley
Tel: +442074258278
Fax: +442074252315
25 Cabot Square
London
E14 4QA
UK

4. Closing Date. The “Closing Date” hereunder in respect of each Buyer, shall take place on or before September 27, 2007, as coordinated among Seller and each Buyer and shall be effected through a Delivery versus Payment transaction coordinated among Seller’s Broker and each Buyer’s broker. In anticipation of each Closing Date, the parties shall make the following deliveries:
(a) At least three (3) business days prior to a Buyer’s Closing Date, such Buyer (or PEI on behalf of such Buyer) shall forward to Seller and Seller’s Broker, a true and correct copy of such Buyer’s Joinder Agreement, setting forth the exact name and address of such Buyer, the Committed Amount of such Buyer, and the name, address and telephone number of the Buyer’s broker (including a specific contact person) that will coordinate and implement such Buyer’s Delivery versus Payment transaction in respect of such Buyer’s Committed Amount.
On each Closing Date, the Seller’s Broker and the Buyer’s broker will effect the Delivery versus Payment transaction for such Buyer’s Committed Amount. The failure by either the Buyers or the Seller to timely comply with its obligations set forth herein shall be a material breach of this Agreement.
5. Representations of the Buyers. Each Buyer represents and warrants to the Seller the following:
(a) All action required in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby has been taken and the Buyer is fully authorized to enter into and to perform its obligations under this Agreement.
(b) This Agreement is binding on the Buyer and is enforceable in accordance with its terms.
6. Representations of the Seller. Seller represents and warrants to the Buyers the following:
(a) As of the date hereof, the Seller is the sole legal, beneficial and registered owner of the PEI Stock, free and clear of all liens, charges, encumbrances and claims whatsoever. The Seller has never pledged, assigned, sold, optioned or otherwise hypothecated or transferred any right, title, or interest in or to the PEI Stock to any person. Upon consummation of the transactions contemplated by this Agreement, Seller shall have transferred good title to such PEI Stock to the Buyers, free and clear of all liens, charges, encumbrances and claims whatsoever.
(b) The Seller is knowledgeable as to the business and affairs of PEI, its financial position, and as to the fair value of the PEI Stock. Seller has been provided such information, or access thereto, with respect to PEI as Seller has requested and deems necessary in connection with its decision to enter into this Agreement and the transactions contemplated hereby.
(c) The Seller has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions.
(d) All action on the Seller’s part required for the lawful execution, delivery and performance of this Agreement has been taken.
(e) This Agreement is binding on the Seller and is enforceable in accordance with its terms.
7. Notices. All notices provided for or contemplated herein shall be addressed as follows and shall be sent via registered or certified mail or overnight delivery or may be sent via Telecopier, with confirmation of delivery by the transmitting equipment:

If to Seller:	Dynamic Decisions Strategic Opportunities Attn: Marta Renzetti 28 Ives Street SW3 2ND London Tel: +44 (0)207 590 5560 Fax: +44 (0) 207 584 2157

If to the Buyers or any of them:	c/o Pure Earth, Inc. One Neshaminy Interplex, Suite 201 Trevose, PA 19053 Tel: (215) 639-8755 Fax (215) 639-8756

or to such other addresses as the parties may specify in writing.
8. Governing Provisions.
(a) Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.
(b) The provisions of this Agreement may be waived, altered, amended, or repealed, in whole or in part, only on the written consent of all parties to this Agreement.
(c) This Agreement shall be binding upon and shall inure to the benefit of the Buyers and any and all successors and assigns of the Buyers. This Agreement shall be binding upon and inure to the benefit the Seller and its successors and permitted assigns. This Agreement may be assigned in whole or in part by the Buyers, as contemplated herein and may not be assigned by the Seller.
(d) This Agreement constitutes the entire agreement and understanding of the parties on the subject matters hereof and supersedes any and all prior and contemporaneous agreements and understandings of the parties.
(e) It is intended that each paragraph of this Agreement shall be viewed as separate and divisible and, if any paragraph shall be held to be invalid, the remaining paragraphs shall continue to be in full force and effect. The headings of paragraphs are for convenience only; they are not part of this Agreement and shall not affect its interpretation.
(f) This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware. Each party consents to the exclusive jurisdiction and venue of the state and federal courts located in the City of New York, Borough of Manhattan (the “New York Courts”) for the resolution of all disputes hereunder. Each party hereto irrevocably waives and agrees not to assert in any suit, action or proceeding any claim that it is not personally subject to the jurisdiction of such New York Courts or that the New York Courts are improper or an inconvenient venue for such proceedings. Each party waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof of via registered or certified mail or overnight delivery to such party at the address in effect for notices to it under this Agreement..
(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(h) No failure or delay on the part of any party to exercise any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or of any other right, power, or remedy.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DYNAMIC DECISIONS STRATEGIC OPPORTUNITIES
By:	/s/ Alberto Micalizzi
Alberto Micalizzi, Chairman

PURE EARTH, INC.
By:	/s/ Brent Kopenhaver
Brent Kopenhaver, EVP, Chairman of the Board, Chief Financial Officer

EXHIBIT A
JOINDER AGREEMENT
This Joinder Agreement (“Joinder Agreement”) is executed by _________________________________ (“Joinder Party”) as of this  _____  day of  __________, 2007.
Background
Pure Earth, Inc. (“PEI) and Dynamic Decisions Strategic Opportunities, a Cayman Islands corporation (“Seller”) are parties to a certain Stock Purchase Agreement dated as of August 17, 2007 (the “Stock Purchase Agreement”). Capitalized terms used herein and not otherwise defined, shall have the meanings ascribed thereto in the Stock Purchase Agreement. The Stock Purchase Agreement contemplates that by execution of a Joinder Agreement, Joinder Party may become a party to the Stock Purchase Agreement as a “Buyer ” thereunder to the extent of such Buyer’s Committed Amount.
NOW, THEREFORE, in consideration of the foregoing, the undersigned, WITH THE INTENT TO BE LEGALLY BOUND HEREBY, agrees as follows:
1. The undersigned Joinder Party hereby agrees to become a party to the Stock Purchase Agreement, and agrees to be bound by and comply with all of the terms and conditions of, and be entitled to all of the rights and benefits arising from, the Stock Purchase Agreement relating to “Buyers” (as such term is defined in the Stock Purchase Agreement).
2. The undersigned Joinder Party hereby acknowledges receipt of a copy of the Stock Purchase Agreement, and that Joinder Party has read and understands the Stock Purchase Agreement.
3. The undersigned Joinder Party hereby acknowledges and agrees that an executed copy of this Joinder Agreement shall be attached to the Stock Purchase Agreement to evidence the undersigned’s undertakings hereunder, and that an executed copy of this Joinder Agreement shall be given to each person who is a party to the Stock Purchase Agreement as well as to the Escrow Agent.
4. The undersigned Joinder Party hereby agrees that its Committed Amount is _____________________________________ (____________) shares of the PEI Stock.
5. The name, address, telephone number and contact person of Joinder Party’s broker that will coordinate the Delivery versus Payment transaction for Joinder Party’s Committed Amount is as follows:
__________________________
__________________________
__________________________
Attn:______________________
Tel:_______________________
Fax:_______________________
6. This Joinder Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.
IN WITNESS WHEREOF, the undersigned Joinder Party has executed this Joinder Agreement as of the date first above written.

JOINDER PARTY
ACCEPTED AND AGREED TO:

PURE EARTH, INC.
By:

Addrress	By:

Mark Alsentzer, Chief Executive Officer

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